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                                                                   Exhibit 23(e)



INDEPENDENT AUDITORS' CONSENT

We consent to incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-41098 of CheckFree Holdings Corporation on Form S-4 of our report dated May 5, 2000, relating to the financial statements of CheckFree Management Corporation as of June 30, 1999 and for the period from December 8, 1998 (date of inception) through June 30, 1999, appearing in the Annual Report on Form 10-K/A No. 1 of CheckFree Holdings Corporation for the year ended June 30, 1999. We also consent to the reference to us under the heading "Experts" in the Proxy Statement/Prospectus, which is part of this Registration Statement.



/s/ Deloitte & Touche LLP

Atlanta, Georgia
July 31, 2000